Exhibit 99.1

news release

CONTACTS:

MEDIA:	INVESTORS:
Jennifer Vargas	Amy Chasen
212-282-5404	Adam Zerfass
212-282-5320

Avon Announces FCPA Settlement with the DOJ and SEC

NEW YORK, December 17, 2014 – Avon Products, Inc. (NYSE: AVP) today announced that the company has entered into agreements with the U.S. Department of Justice (DOJ) and the Securities and Exchange Commission (SEC) related to the previously disclosed Foreign Corrupt Practices Act (FCPA) investigations. The terms of agreements are in line with the expected terms the company previously reported.

“We are pleased to have reached agreements with the DOJ and the SEC,” said Sheri McCoy, CEO of Avon Products, Inc.

The agreements include aggregate payments of $135 million to the two U.S. government agencies, with $68 million in fines payable to the DOJ and $67 million in disgorgement and prejudgment interest payable to the SEC, in connection with charges that the company violated the books and records and internal controls provisions of the FCPA. As previously disclosed, the company has accrued $135 million for the FCPA matters. Under a deferred prosecution agreement (DPA), which received court approval today, the DOJ will defer criminal prosecution of the company for a period of three years in connection with the alleged violations of the FCPA. The company has agreed to a corporate compliance monitor, which with the approval of the government can be replaced after 18 months by the company’s agreement to undertake self-monitoring and reporting obligations for an additional 18 months. If the company remains in compliance with the DPA during its term, the charges against the company will be dismissed with prejudice. In addition, as part of the agreement with the DOJ, Avon Products (China) Co. Ltd., a subsidiary of the company operating in China, pleaded guilty today to conspiring to violate the books and records provision of the FCPA and was sentenced to pay the agreed $68 million fine to the DOJ.

In the settlement papers, the DOJ recognized Avon’s cooperation and “extensive remediation,” and noted that Avon’s efforts resulted in “important compliance and internal controls improvements.”

Final resolution of the SEC matter is subject to approval by the United States District Court for the Southern District of New York. There can be no assurances regarding if and when the court will approve the SEC settlement.

Avon, the company for women, is a leading global beauty company, with $10 billion in annual revenue. As one of the world's largest direct sellers, Avon is sold through more than 6 million active independent Avon Sales Representatives. Avon products are available in over 100 countries, and the product line includes color cosmetics,

Exhibit 99.1

skincare, fragrance, and fashion and home products, featuring such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, and mark. Learn more about Avon and its products at www.avoncompany.com.

Forward-Looking Statements

Certain statements made in this release, including relating to court approvals, the corporate compliance monitor, and compliance with the DPA, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risks, uncertainties and other factors exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include whether and when the resolution of the FCPA matters is finalized through approval of the SEC settlement by the United States District Court for the Southern District of New York, the duration of the corporate compliance monitorship and whether and when the company will be permitted to undertake self-monitoring and reporting, the company’s compliance with the DPA and whether and when the charges against the company are dismissed with prejudice, and those factors described in the company’s annual report on Form 10-K for the year ended December 31, 2013, as updated by our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, and other reports and documents we file with the SEC. Any forward-looking statements speak only as of the date they are made. The company does not undertake to update any such forward-looking statements.